Exhibit 99.1

Atlas Mining Company Receives Major Purchase Order From NanoDynamics

Leading Nanotechnology Company Places Orders for up to 5,000 Tons of Halloysite Clay

Osburn, Idaho, February 9, 2005, Atlas Mining Company (OTCBB: ALMI), announced today that it has received a purchase order for up to 5,000 tons of its processed halloysite clay from NanoDynamics at a price of $500 per ton. NanoDynamics has already remitted a purchase of 500 tons against this purchase order.

William Jacobson, CEO of Atlas Mining said, "It's clear to see why we are excited about our relationship with NanoDynamics. They have taken a serious interest in our halloysite microtubules and obviously feel they have a market for this product in the nanotechnology sector. Although the purchase order is opened ended and does not require full purchase, we feel we will be supplying them with more product in 2005."

The company's Dragon Mine halloysite clay contains naturally occurring halloysite nanotubes, which formed in the earth from hydrothermal alteration and surface weathering of aluminosilicate minerals. Like carbon nanotubes, halloysite nanotubes are long, hollow tubes, allowing them to store and deliver a variety of materials. Unlike carbon nanotubes, the naturally occurring halloysite nanotubes are inexpensive, readily available in quantity, environmentally benign, safe and easy to process.

A strategic and collaborative relationship between the two companies was previously announced. Under that agreement Atlas agreed to issue a one-year warrant to Nano Dynamics to purchase up to 1 million shares of Atlas common stock. Both companies will work toward the advancement and commercialization of halloysite tubules in nanotechnology applications.

According to Keith Blakely, NanoDynamics CEO, "We hope to develop several significant applications for the microtubules in the near term and expect to take delivery of a significant quantity of halloysite clay this year. We anticipate that the volumes of product used in these emerging applications will take some time to develop, but our hope is that the demand will increase as product testing, customer validations, and qualifications are completed throughout the year. We have dedicated the right people to this process and anticipate a positive result."

ABOUT ATLAS MINING COMPANY

Atlas Mining Company is a diversified natural resource company with its primary focus on the development of the Dragon Mine in Juab County, Utah, the only known commercial source of Halloysite clay outside of New Zealand. The unique purity and quality of the Dragon mine Halloysite is unmatched anywhere in the world and has spawned considerable research into new and exciting applications for this product. Atlas also holds mining and timber interests in Northern Idaho, and operates an underground mining contracting business. Atlas stock trades on the OTC Bulletin Board under the symbol "ALMI." More information about Atlas Mining Company can be found at www.atlasmining.com.
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ABOUT NANODYNAMICS, INC.:

NanoDynamics, Inc. is a leading company in the field of nanotechnology and manufacturer of superior nanomaterials that will dramatically improve the form, function and performance of a wide range of both industrial and consumer products. The Company is uniquely positioned, utilizing proprietary and protected technologies, to commercially manufacture economical, high quality nanomaterials that will enable revolutionary advancements in industries including electronics, semiconductors, consumer products, fuel cells, transportation, energy and biotechnology. For further information, please visit the Company's website at www.nanodynamics.com. Safe Harbor Statement:

As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; the Company's ability to execute its business model and strategic plans; and the risks described from time to time in the Company's SEC filings.


CONTACT INFORMATION:

John Roskelley, President, First Global Media, 480.902.3110